MIDWEST INCOME TRUST


         Amendment No. 2 to Restated Agreement and Declaration of Trust
               (Change of Name to Midwest Trust)

         The undersigned hereby certifies that he is the duly elected Secretary of Midwest Income Trust and that pursuant to Section 7.3 of the Restated Agreement and Declaration of Trust dated August 26, 1993 the Trustees, by means of an instrument in writing signed as of January 31, 1995 by a majority of such Trustees, adopted the following resolutions:

                  "RESOLVED, that the name of Midwest Income Trust be changed to Midwest Trust; and

                  FURTHER RESOLVED, that the Trust's Restated Agreement and Declaration of Trust and other Trust documents and records, as necessary or appropriate, be amended to reflect the change in name of the Trust; and

                  FURTHER RESOLVED, that the officers of the Trust are hereby authorized to take such further actions as necessary to effect the purpose of these resolutions."

         The undersigned certifies that the actions to effect the foregoing Amendment were duly taken in the manner provided by the Restated Agreement and Declaration of Trust, that said Amendment is to be effective February 1, 1995 and that he is causing this Certificate to be signed and filed as provided in
Section 7.4 of this Agreement.


         Witness my hand this 31st day of January, 1995.



                                              /s/ John F. Splain
                                              -------------------------
                                              John F. Splain, Secretary